UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

radiant logistics, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Triton Towers Two

700 S. Renton Village Place, Seventh Floor

Renton, Washington 98057

Dear Stockholder:

Our 2022 Annual Meeting of Stockholders will be held at our principal executive offices located at Triton Towers Two, 700 S. Renton Village Place, Seventh Floor, Renton, Washington 98057, at 9:00 a.m. local time, on Tuesday, May 23, 2023.

In connection with the Annual Meeting, stockholders will be asked to consider and vote upon a number of proposals, including a proposal to elect four directors to serve as members of the Board of Directors of Radiant Logistics, Inc. (the “Company”, “we” or “our”), until the next annual meeting of stockholders and until their successors are duly elected and qualified, which is Proposal No. 1 in our definitive proxy statement filed with the Securities and Exchange Commission on April 10, 2023. The Board of Directors recommends a vote FOR the election of Bohn H. Crain, Richard P. Palmieri, Michael Gould and Kristin Toth Smith to serve as members of the Board until the next annual meeting of stockholders and until their successors are duly elected and qualified.

It has come to our attention that Glass Lewis & Co. Inc. has issued an unfavorable recommendation for the election of Richard P. Palmieri, Michael Gould and Kristin Toth Smith and Institutional Shareholder Services has issued an unfavorable recommendation for the election of Richard P. Palmieri and Michael Gould, which unfavorable recommendations are due in part to the restatement of certain of the Company’s financial statements, the effectiveness of the Company’s internal control over financial reporting and the need to more adequately identify the Company’s audit committee financial expert. In response to these concerns, we have elected to provide further clarifying disclosure around the circumstances of the restated financial statements, our efforts to remediate the material weakness giving rise to the restatement, and our audit committee financial expert. We have provided this clarifying disclosure in an effort to ensure stockholders have a clearer picture of the facts and circumstances surrounding these issues. Further information can be found in the attached supplemental materials.

Experienced and effective independent non-employee directors are essential to our corporate governance. It is our firm belief that the circumstances surrounding the Company’s restatement, the associated material weakness giving rise to the restatement, and the need to more adequately identify the Company’s audit committee financial expert, are in no manner a reflection upon the outstanding integrity, quality, dedication and commitment of our independent directors. With regard to the matter of identifying an audit committee financial expert, an unfavorable recommendation has been issued for the election of Richard P. Palmieri, for among other reasons, since our current proxy statement inadvertently omitted to identify his status as an audit committee financial expert. Nevertheless, to avoid any confusion in the matter, these supplemental materials will confirm, as we have since December 2020, that Richard Palmieri will continue to serve as our “audit committee financial expert”, as that term is defined in the rules of the SEC.

Next, when considering the appointment of our independent directors, we urge our stockholders to carefully consider the challenges we experienced during our most recent fiscal year caused by a confluence of COVID, a cyber event, unprecedented disruption in the supply chain caused by a backlog in the ports of Long Beach and Los Angeles, and most recently, a lengthy restatement process which ultimately generated no material change to the Company’s liquidity and results of operations. Yet, in spite of these challenges, the Company has, in no small part, thanks to the oversight of our capable independent directors, experienced record revenues and earnings for our stockholders during fiscal 2021 and fiscal 2022. As well, consideration should be given to the consequences upon the Company and its stockholders if any director is not elected and their resignation is accepted. Absent the required number of independent directors, the Company could potentially fall out of compliance with its SEC and NYSE Board and Audit Committee composition requirements. Accordingly, we strongly believe that the election of all our nominees is in the best interests of our stockholders, and we respectfully ask for your vote FOR the election of Bohn H. Crain, Richard P. Palmieri, Michael Gould and Kristin Toth Smith to serve as members of the Board until the next annual meeting of stockholders and until their successors are duly elected and qualified.

Radiant Logistics, Inc. – Proxy Statement Supplemental Materials 2

Any proxy previously submitted on Proposal No. 1 will be voted at the Annual Meeting in accordance with such proxy. If any stockholder has already returned his or her properly executed proxy card or voted via the internet or by telephone and would like to change his or her vote on any matter, such shareholder may revoke his or her proxy before it is voted at the Annual Meeting by following the instructions in our proxy statement. If your stock is held in street name, you must follow the instructions of your broker, bank, or nominee as to how to change your vote. If any stockholder would like a new proxy card or has any questions, he or she should contact the Company’s Corporate Secretary in writing at Radiant Logistics, Inc., Triton Towers Two, 700 S. Renton Village Place, Seventh Floor, Renton, Washington 98057, Attention: Corporate Secretary.

On behalf of the Board of Directors and management of Radiant Logistics, we thank you for your participation and continued support.

Sincerely,

Bohn H. Crain

Chairman of the Board and Chief Executive Officer

May 9, 2023

Radiant Logistics, Inc. – Proxy Statement Supplemental Materials 3

SUPPLEMENTAL INFORMATION REGARDING

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Background

As described in Proposal No. 1 of the definitive proxy statement for the 2022 Annual Meeting of Stockholders of Radiant Logistics, Inc. as filed with the Securities and Exchange Commission on April 10, 2023, we are requesting that our stockholders elect four directors to serve as members of the Board of Directors of Radiant Logistics, Inc. until the next annual meeting of stockholders and until their successors are duly elected and qualified.

The Board currently consists of Bohn H. Crain, Richard P. Palmieri, Michael Gould and Kristin Toth Smith. Based upon the recommendation of the Audit and Executive Oversight Committee, the Board nominated each of our current directors named above for re-election at the Annual Meeting. The Board and the Audit and Executive Oversight Committee believe that these four directors collectively have the expertise, experience, qualifications, attributes, and skills to effectively oversee the management of Radiant Logistics, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing Radiant Logistics, a willingness to devote the necessary time to Board duties, a commitment to representing the best interests of Radiant Logistics and our stockholders, and a dedication to enhancing stockholder value. Three of our four directors are independent within our director independence standards, which satisfy the continued listing requirements of the NYSE American for independence. At least one of our directors satisfies the requirements of serving as our “audit committee financial expert.”

After furnishing the proxy statement to our stockholders, we were informed that Glass Lewis & Co. Inc. has issued an unfavorable recommendation for the election of Richard P. Palmieri, Michael Gould and Kristin Toth Smith and Institutional Shareholder Services has issued an unfavorable recommendation for the election of Richard P. Palmieri and Michael Gould, which unfavorable recommendations are due in part to the restatement of certain of Radiant Logistics, Inc.’s financial statements, the associated material weakness giving rise to the restatement and the need to more adequately identify the company’s audit committee financial expert. In response to these concerns and to increase the likelihood that stockholders will vote in favor of the election of all of the nominees, we have elected to provide further clarifying disclosure.

Financial Literacy and AUDIT COMMITTEE Financial Expert

The Board has determined that each member of the Audit and Executive Oversight Committee is “financially literate” under the continued listing requirements of the NYSE American and satisfies the heightened independence criteria for audit committee members set forth in Rule 10A-3 under the Exchange Act. Beginning in December 2020 and for each fiscal year thereafter, Mr. Palmieri has been designated by the Board of Directors as our “audit committee financial expert,” as that term is defined in the rules of the SEC, as Mr. Palmieri has substantial experience in reviewing and understanding financial statements as a consequence of, among other things, his significant experiences within the investment banking, finance, management services and transportation industries as well as his prior experience as a Chief Financial Officer and controller.

supplemental information concerning Restatement of financial statements and REMEDIATION of material weakness

As disclosed in our public filings, the restatement of our fiscal 2021 Form 10-K, and delays in the filing our 2022 Form 10-K and our first and second quarter 2023 Form 10-Q’s was related to the extensive audit review of our accounting for in-transit revenues based on ASC 606 which is an accounting pronouncement that provides guidelines for recognizing revenue on a percentage completion basis and requires that we estimate in transit revenues on a quarterly and annual basis.

Radiant Logistics, Inc. – Proxy Statement Supplemental Materials 4

Normally, these in transit estimates are made in the ordinary course based on past accounting models that relied on historical trends. However, 2021 and 2022 were exceptional years for us in many ways. The Company’s revenue grew dramatically and in early fiscal 2022, we were confronted with a cyber event and the much-publicized COVID delays in ocean transit time by the backlog of container ships in the ports of Los Angeles and Long Beach, all of which created challenges in our ability to predict delivery times to the extent necessary to satisfy the subjective standards of ASC 606 that require us to estimate delivery times and costs as among contiguous quarters, even when environmental and macroeconomic industry factors make that analysis difficult, at best.

Estimated in transit revenues map to the face of our balance sheet as a “Contract Asset”. It is this individual line item on the face of the balance sheet that became the basis for our restatement. Given the financial gearings of our agent-based business model, wide swings in estimated in-transit revenue in relation to our gross revenue don’t have much of an impact on net income, EBITDA or even working capital. Even so, in consultation with our prior auditors, our Audit and Executive Oversight Committee was led to conclude that any potential misstatement of the Contract Asset, even if viewed in isolation, could be viewed as “material” to a reader of our financial statements and therefore required that we restate our financial statements. Thus, the need to restate our financial statements arose, despite the subjectivity of the factors influencing our recognition of revenue under ASC 606, and despite management’s concerns regarding materiality.

At the conclusion of the restatement process for fiscal 2021, however, as management and the Board of Directors expected, the financial impact of the restatement was immaterial. Our earnings actually increased modestly with net income to common shareholders being reported at $23.1 million compared to the previously reported $22.9 million, up $167,000. As for our fiscal 2022 results, we reported record results with net income to common shareholders being reported at $44.5 million compared to the previously reported $23.1 million, up $21.4 million.

Even though the impact of the restatement was immaterial, we continue to address these issues responsibly to remediate the outstanding material weakness that flowed from, among others, the need for the restatement. With guidance from the Audit and Executive Oversight Committee, management began taking corrective action during fiscal year 2023 to address the material weakness and provide reasonable assurance that future in transit revenue transactions would be accounted for in accordance with ASC 606. The Company’s corrective actions include, but are not limited to, working with strategic operating partners and Company-owned stations to understand their processes and controls, communicating the critical data elements in our revenue accrual process, and performing additional review procedures of unposted shipments in an effort to improve the overall accuracy of the revenue accrual.

The Company had already installed a new chair of the Audit and Executive Oversight Committee with extensive financial experience to replace the individual serving in this role when the various material weaknesses were identified. The Board of Directors and management have been able to clear all previously identified material weaknesses except for in-transit revenue recognition which is being aggressively worked.

As of December 31, 2022, we have for the first time in the Company’s history, no net debt, with cash on hand of $62.0 million and total debt of only $53.7 million. Our net income attributable to Radiant Logistics, Inc. for the trailing twelve months ended December 31, 2022, was $43.6 million, and our adjusted EBITDA for the trailing twelve months ended December 31, 2022, sits at a record $82.8 million. Please see Annex I for a reconciliation of the non-GAAP financial measures (adjusted EBITDA) to the most comparable U.S. GAAP measure (Net Income).

It is obvious by any measure used, that our management team and Board of Directors have done a remarkable job of successfully growing the company for the benefit of all its stakeholders.

We believe that support for all of the Audit and Executive Oversight Committee members is warranted based on our results and the actual facts surrounding our filing delays and the reported material weakness.

MAJORITY VOTE STANDARD AND RESIGNATION POLICY

Our Bylaws provide for a majority vote standard for uncontested director elections. Director nominees will be elected by a majority of the votes cast. A “majority of the votes cast” means that the number of votes cast “for” a director nominee exceeds the number of votes cast “against” such director nominee, with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that nominee’s election. However, director nominees will be elected by a plurality of the votes cast in connection with a contested election, as defined in our Bylaws.

Radiant Logistics, Inc. – Proxy Statement Supplemental Materials 5

Pursuant to our Corporate Governance Guidelines, any incumbent director who is not elected to the Board in accordance with the Bylaws shall promptly tender a written offer of resignation as a director. The Nominating and Corporate Governance Committee will recommend to the Board whether to accept or reject the director’s resignation offer or take other action, and the Board will take action with respect to the offer no later than 90 days following certification of the election results and will publicly disclose its decision regarding the director’s resignation offer, if applicable, promptly thereafter. Any director whose resignation offer is under consideration will abstain from participating in any decision regarding that resignation offer.

Board Recommendation

The Board of Directors unanimously recommends that our stockholders vote “FOR” the election of Bohn H. Crain, Richard P. Palmieri, Michael Gould and Kristin Toth Smith to serve as members of the Board until the next annual meeting of stockholders and until their successors are duly elected and qualified.

The Board Recommends a Vote FOR Proposal No. 1	☑

ADDITIONAL INFORMATION

Only stockholders of record at the close of business on the record date, March 28, 2023, are entitled to vote the shares for which they are stockholders of record on that date at the Annual Meeting, or any postponement or adjournment of the Annual Meeting.

Our definitive proxy statement, including these additional proxy materials and our Annual Report on Form 10-K for the fiscal year ended June 30, 2022, as filed with the Securities and Exchange Commission, are available on its website at www.sec.gov and on our corporate website at www.radiantdelivers.com/about/financials.

If you have already returned your proxy card or voted over the internet or by telephone, you do not need to vote again unless you wish to change your vote. Your vote will be tabulated as you instructed. If you have not yet voted, please do so as soon as possible by following the instructions set forth in the proxy statement. If you have already returned your proxy card or already voted over the Internet or by telephone and wish to change your vote in view of the supplemental information contained herein, you may do so by following the instructions below. You may vote on all the proposals by submitting a proxy card or submitting a proxy via the internet or by telephone by following the procedures previously sent to you. Votes already cast by stockholders will remain valid and will be voted at the Annual Meeting unless changed or revoked.

Radiant Logistics, Inc. – Proxy Statement Supplemental Materials 6

HOW DO I VOTE ON PROPOSAL NO. 1 IF I HAVE NOT YET VOTED

We recommend stockholders vote by proxy even if they attend the Annual Meeting.

If you are a stockholder of record and are voting by proxy, your vote must be received by 11:59 p.m. (Eastern Time) on May 22, 2023 to be counted.

For Proposal No. 1, you may vote “FOR” or “AGAINST”, or abstain from voting.

If you are a stockholder of record, there are three ways to vote by proxy:

•
by Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;
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by Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card; or
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by Mail—You can vote by mail by signing, dating, and mailing the proxy card, which you may have received by mail.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 22, 2023. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by you.

If your shares are held in the name of a bank, broker, or other holder of record, you will receive instructions on how to vote from the bank, broker, or holder of record. You must follow the instructions of such bank, broker, or holder of record in order for your shares to be voted. Telephone and Internet voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares in person at the Annual Meeting, you should contact your bank, broker, or agent to obtain a legal proxy or the bank’s or broker’s proxy card and bring it to the Annual Meeting in order to vote.

HOW DO I CHANGE MY VOTE ON PROPOSAL NO. 1 IF I HAVE ALREADY SUBMITTED BY PROXY?

Yes. If you are a registered stockholder, you may revoke your proxy or change your vote at any time before your shares are voted by one of the following methods:

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by submitting a duly executed proxy bearing a later date;
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by granting a subsequent proxy through the Internet or telephone;
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by giving written notice of such revocation to our Secretary; or
•
by voting in person at the Annual Meeting.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Radiant Logistics, Inc.

Triton Towers Two, 700 S. Renton Village Place, Seventh Floor

Renton, Washington 98057

Attention: Corporate Secretary

Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote in person at the Annual Meeting.

If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker, or you may vote in person at the Annual Meeting by obtaining a legal proxy from your bank or broker and submitting the legal proxy along with your ballot.

Radiant Logistics, Inc. – Proxy Statement Supplemental Materials 7

________________

Your vote is important. Please promptly vote your shares of Radiant Logistics common stock by completing, signing, dating, and returning your proxy card or by Internet or telephone voting as described on your proxy card.

By Order of the Board of Directors

Bohn H. Crain

Chairman of the Board and

Chief Executive Officer

Renton, Washington

May 9, 2023

Radiant Logistics, Inc. – Proxy Statement Supplemental Materials 8

ANNEX I – RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

In this proxy statement, we use the term Adjusted EBITDA, which is a non-GAAP financial measure. This non-GAAP financial measure is presented to provide stockholders additional information to facilitate the comparison of our past and present operations. We believe non-GAAP financial measures provide useful information to investors because they are used to evaluate our performance on a comparable year-over-year basis. Non-GAAP financial measures are not in accordance with, or an alternative for, measures calculated in accordance with U.S. generally accepted accounting principles (GAAP) and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures are not based on any comprehensive or standard set of accounting rules or principles. Accordingly, the calculation of our non-GAAP financial measures may differ from the definitions of other companies using the same or similar names limiting, to some extent, the usefulness of such measures for comparison purposes. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our financial results as determined in accordance with GAAP. These measures should only be used to evaluate our financial results in conjunction with the corresponding GAAP measures. Accordingly, we qualify our use of non-GAAP financial information in a statement when non-GAAP financial information is presented.

(In thousands) Trailing twelve months adjusted EBITDA:	Three months ended December 31, 2022	Three months ended September 30, 2022	Three months ended June 30, 2022	Three months ended March 31, 2022 (as restated)	Twelve months ended December 31, 2022
Net income attributable to Radiant Logistics, Inc.	$4,836	$8,433	$16,750	$13,567	$43,586
Income tax expense	1,460	2,764	3,502	4,276	12,002
Depreciation and amortization (1)	7,142	6,778	5,330	4,684	23,934
Net interest expense	683	781	843	997	3,304

EBITDA	14,121	18,756	26,425	23,524	82,826

Share-based compensation	679	609	487	539	2,314
Change in fair value of contingent consideration	150	160	160	152	622
Acquisition related costs	22	27	94	6	149
Ransomware incident related costs (recovery), net	—	—	(347)	279	(68)
Litigation costs	247	120	84	163	614
Transition, lease termination, and other costs	30	—	—	—	30
Change in fair value of interest rate swap contracts	104	(690)	(278)	(1,985)	(2,849)
Foreign exchange gain	(4)	(467)	(239)	(105)	(815)

Adjusted EBITDA	$15,349	$18,515	$26,386	$22,573	$82,823
(1)
Depreciation and amortization for the purposes of calculating adjusted EBITDA, a non-GAAP financial measure, includes depreciation expenses recognized on certain computer software as a service.

Radiant Logistics, Inc. – Proxy Statement Supplemental Materials 9